EXHIBIT 99.1

GREYSTONE LOGISTICS, INC. REPORTS RESULTS OF OPERATIONS FOR THE SIX MONTHS AND QUARTER ENDED NOVEMBER 30, 2018

GREYSTONE LOGISTICS, INC.

Tulsa, OK—1/28/19—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reports continued record sales for the six months and quarter ended November 30, 2018.

Sales for the six months ended November 30, 2018 were $32,939,240 compared to $20,009,177 for the six months ended November 30, 2017 for an increase of $12,930,063, a 65% increase. Sales for the three months ended November 30, 2018 were $14,733,130 compared to $9,722,102 for the three months ended November 30, 2017 for an increase of $5,011,028, a 52% increase. Greystone’s sales to major customers during the six months ended November 30, 2018 were 84% of sales compared to 73% in the same period last year.

Greystone’s net income was $1,061,853 and $296,945 in the six months and three months ended November 30, 2018, respectively, compared to $674,353 and $144,071 for comparable periods in the preceding year. Greystone recorded net income (loss) available to common stockholders for the six months and three months ended November 30, 2018 of $730,281, or $.03 per share and $128,893, or $0.005 per share, respectively, compared to $363,371, or $0.01 per share, and $(11,337), or $(0.00) per share, for comparable periods last year. EBITDA for six months ended November 30, 2018 was $4,482,242 compared to $3,140,525 for the prior year.

“We are pleased with the continuation of record-breaking sales in fiscal year 2019”, stated CEO Warren Kruger. Kruger continued, “These sales reflect customer satisfaction with the quality of Greystone’s pallets. We are excited and enthused about the upcoming implementation of automation changes to affect more efficiency and cost control. Wage inflation pressures and spending for our growth have squeezed margins and we are focused on these issues. Our dedicated employees work daily to flatten out these costs, maximize production and implement cost saving initiatives with the goal of improving our margins and provide better returns for our stockholders.”

“Automation on two production lines is expected to be completed in March 2019 which we believe will have a significant and positive impact for our employees and on earnings in the long term. When this first automation is completed and operating satisfactorily, expansion is expected to be applied to all equipment lines. Equipment purchased to increase Greystone’s capacity to refine recycled plastic and thus reduce total resin average price per pound is expected to be operational also by March 2019. Every penny of cost savings from refining material in-house is expected to provide additional improvements on earnings based the large volume of recycled plastic resin utilized by Greystone. Our 48x45 automotive pallet mold has been received and is currently being marketed to potential customers. We now have twelve production machines in operation with the addition of another new machine which will begin producing revenue in February 2019.”

Greystone Logistics is a “Green” manufacturing company that reprocesses recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high quality pallets more rapidly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2018.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Six Months Ended November 30, 2018 and 2017

	2018	2017
Net Income	$1,061,853	$674,353
Income Taxes	440,100	259,500
Depreciation and Amortization	2,131,971	1,547,936
Interest Expense	848,318	658,736
EBITDA (A)	$4,482,242	$3,140,525

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com